FORM 3
      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
   ____________________________________________________________________________
   1. Name and Address of Reporting Person
        WEXFORD MANAGEMENT LLC

     (Last)                      (First)                    (Middle)
                  411 West Putnam Avenue, Suite 125
 _________________________________________________________________________
                                (Street)
        Greenwich                Connecticut              06830
 _________________________________________________________________________
     (City)                      (State)                      (Zip)
        October 15, 1997
   ____________________________________________________________________________
   2. Date of Event Requiring Statement (Month/Day/Year)

   ____________________________________________________________________________
   3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

   ____________________________________________________________________________
   4. Issuer Name and Ticker or Trading Symbol
 PC Quote, Inc.  (PQT)
   ____________________________________________________________________________
   5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
    (  ) DIRECTOR
    (X ) 10% OWNER
    (  ) OFFICER (GIVE TITLE BELOW)
    (  ) OTHER (SPECIFY TITLE BELOW)
    _____________________________________
   ____________________________________________________________________________
   6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

   ____________________________________________________________________________
   7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
      ___FORM FILED BY ONE REPORTING PERSON
      _x_FORM FILED BY MORE THAN ONE REPORTING PERSON

   ============================================================================
   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
   ____________________________________________________________________________
   |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
   |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
   |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
   |                    |   OWNED       |   OR INDIRECT|                       |
   |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
   |                    |               |   5)         |                       |
   |____________________|_______________|______________|_______________________|

   Common Stock,          5,000,000 shares      Indirect  By Management
   par value .001 per share


   ============================================================================
   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 4)
      Common Stock Purchase Warrants
   ____________________________________________________________________________
   2. Date Exercisable and Expiration Date (Month/Day/Year)
          10/15/97                                  10/14/02
       Date Exercisable                          Expiration Date
   ____________________________________________________________________________
   3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
      Common Stock, par value .001 per share             500,000
                    Title                         Amount of Number of Shares
   ____________________________________________________________________________
   4. Conversion or Exercise Price of Derivative Security
      $2.00 per share
   ____________________________________________________________________________
   5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5) Indirect
   ____________________________________________________________________________
   6. Nature of Indirect Beneficial Ownership (Instr. 5)
      By Management

   ============================================================================

 EXPLANATION OF RESPONSES:

   WEXFORD MANAGEMENT LLC
   **  SIGNATURE OF REPORTING PERSON

 By:    /s/ Arthur H. Amron                          October 24, 1997
 Name:  Arthur H. Amron                                   DATE
 Title: Senior Vice President

   _____________________________

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
     SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOR REQUIRED TO RESPOND UNLESS THE FORM
DISPLAYS A CURRENTLY VALID OMB NUMBER.
 ============================================================================



          ATTACHMENT TO FORM 3

          Name of designated filer:     Wexford Management LLC

          Name of joint filer:          Joseph M. Jacobs

          Address of joint filer:       c/o Wexford Management LLC
                                        411 West Putnam Avenue
                                        Greenwich, Connecticut
                                        06830

          Date of event requiring
          filing:                       October 15, 1997

          Issuer Name and
          Ticker or Trading Symbol:     PC Quote, Inc.  (PQT)

             /s/ Joseph M. Jacobs                  October 24, 1997
            -----------------------------          ----------------
          ** Signature of Reporting Person              Date



          ATTACHMENT TO FORM 3

          Name of designated filer:     Wexford Management LLC

          Name of joint filer:          Charles E. Davidson

          Address of joint filer:       c/o Wexford Management LLC
                                        411 West Putnam Avenue
                                        Greenwich, Connecticut
                                        06830

          Date of event requiring
          filing:                       October 15, 1997

          Issuer Name and
          Ticker or Trading Symbol:     PC Quote, Inc.  (PQT)

             /s/ Charles E. Davidson               October 24, 1997
            ------------------------------        ------------------
          ** Signature of Reporting Person                   Date